UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2016

LIQUID HOLDINGS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36024	46-3252142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 River Street

Suite 1204

Hoboken, New Jersey 07030

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 293-1836

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, Liquid Holdings Group, Inc. (the “Company”) received a notification letter from the staff of The Nasdaq Listing Qualifications Department (the “Staff”), dated October 26, 2015, stating that, as the Company was withdrawing its appeal of the delisting notice previously issued by the Staff, the Company’s common stock would be suspended from trading on The Nasdaq Capital Market (the “NCM”) at the open of business on Wednesday, October 28, 2015. The Staff also informed the Company that The Nasdaq Stock Market LLC (“Nasdaq”) would file a Form 25 (Notification of Delisting) with the Securities and Exchange Commission when all internal appeal periods had run.

On February 17, 2016, Nasdaq filed a Form 25 with the Securities and Exchange Commission, with the delisting becoming effective ten days thereafter.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Each of the Company’s directors (Messrs. Victor J. Simone, Jr., David Francescani, Walter Raquet and Dennis Suskind) has resigned on February 19, 2016. None of the resignations was due to any disagreement with the Company, the other members of the board of directors or the Company’s management. Peter R. Kent, the Company’s Chief Executive Officer and Chief Financial Officer, has become the sole director of the Company and will serve through the appointment of a chapter 7 trustee(such date, the “Kent Resignation Date”).

Mr. Kent’s employment, as well as that of the Company’s remaining employees, has been terminated as of the close of business on February 19, 2016. As of February 19, 2016, Mr. Kent will remain as the sole officer of the Company, all other officers having previously resigned or terminated, including Messrs. Jose Ibietatorremendia, the Company’s General Counsel; Mr. Bruce P. Cooper, the Company’s Chief Technology Officer; and Mr. Robert O’Boyle, the Company’s President. Mr. Kent will continue as an officer of the Company until the Kent Resignation Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUID HOLDINGS GROUP, INC.

Date: February 19, 2016

	By:	/s/ Peter R. Kent
Name: Peter R. Kent
Title: Chief Executive Officer and Chief Financial Officer